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EXHIBIT 12. RATIO OF EARNINGS TO FIXED CHARGES
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(Dollars in Thousands)

                                            NINE MONTHS      Year           Year            Year           Year          Year
                                              ENDED         Ended          Ended           Ended          Ended         Ended
                                           SEPTEMBER 30   December 31    December 31    December 31    December 31     December 31
                                               2002          2001           2000           1999            1998          1997
-----------------------------------------------------------------------------------------------------------------------------------
Income before taxes .....................  $    330,670   $   808,855   $     911,225   $  1,257,141   $  2,341,426   $   1,294,152

Fixed charges:
     Interest expense ...................        20,375       138,630         339,016        477,810      1,056,419         595,818

     Amortization of debt discount and
      appropriate issuance costs ........           675         2,036           2,962          3,306          3,128           3,713
                                           ----------------------------------------------------------------------------------------
       Total fixed charges ..............        21,050       140,666         341,978        481,116      1,059,547         599,531

Earnings before fixed charges ...........  $    351,720   $   949,521   $   1,253,203   $  1,738,257   $  3,400,973   $   1,893,683
                                           ========================================================================================

Fixed charges ...........................  $     21,050   $   140,666   $     341,978   $    481,116   $  1,059,547   $     599,531
                                           ========================================================================================

Ratio of Earnings to Fixed Charges ......         16.71          6.75            3.66           3.61           3.21            3.16
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